UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 21, 2013
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact name of registrant as specified in its charter)

Commonwealth of The Bahamas
(State or other jurisdiction of incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of principal executive offices)	(Zip Code)

(242) 356-0006
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 21, 2013, Steiner U.S. Holdings, Inc., a wholly-owned subsidiary of Steiner Leisure Limited (the "Company"), entered into the Third Amendment to Amended and Restated Credit Agreement and First Amendment to Guaranty and Security Agreement (the "Amendment") with SunTrust Bank, as administrative agent, and the several banks and other financial institutions and lenders thereto amending the Amended and Restated Credit Agreement, dated as of November 1, 2011, as amended on August 15, 2012 and November 27, 2012 (the "Credit Facility"). The Amendment amends and restates the definitions of Maturity Date, Obligations and Revolving Commitment Termination Date while also inserting the new terms Commodity Exchange Act, Excluded Swap Obligation, Swap Obligation and Third Amendment Effective Date. As a result, the maturity date of the term loan was extended from November 1, 2016 to June 21, 2018, as was the ability to borrow revolving loans under the Credit Facility.

The Amendment (i) increases the capital expenditures permitted under the Credit Facility for each year after 2012 to $50 million, (ii) provides that up to an aggregate of $35 million of restricted payments permitted in the form of capital stock repurchases and redemptions and cash dividends may be made by the Company and its subsidiaries in any fiscal year after January 1, 2013, and (iii) provides additional restrictions regarding the application of proceeds from the sale of collateral from a guarantor.

The Amendment requires the Company and its subsidiaries as of the last day of each fiscal quarter and the twelve month period then ending, on a consolidated basis, to have a leverage ratio of not greater than 2:00:1:00. Furthermore, the Amendment requires the Company and its subsidiaries as of the last day of each fiscal quarter and the twelve month period then ending, on a consolidated basis, to have an adjusted leverage ratio of not greater than 4.50:1:00.

The Amendment also provides the Company with the ability to (i) request an increase to existing revolving commitments and/or (ii) request the establishment of new term loan commitments, that together with the new revolving commitments are not in excess of $75,000,000 in the aggregate.

In addition, the Amendment revised (i) the schedule of applicable margins and applicable percentages along with the commitment fees based on the leverage ratios and (ii) the schedule of the payment installment dates and associated installment date percentages for the unpaid principal amount of the term loan.

Furthermore, the Amendment amended the section of the Guaranty and Security Agreement regarding defined terms by excluding Excluded Swap Obligations from the definition of Secured Obligations and by inserting the new term Qualified ECP Guarantor. Additionally, the Amendment further amended the Guaranty and Security Agreement by inserting a new keepwell section requiring each Qualified ECP Guarantor to jointly and severally undertake to provide such funds or other support as may be needed by each other loan party to honor its obligations in respect of Swap Obligations.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.44 and which is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits
Exhibit No.	Description
10.44

Third Amendment to Amended and Restated Credit Agreement and First Amendment to Guaranty and Security Agreement, dated as of June 21, 2013, by and among Steiner U.S. Holdings, Inc., SunTrust Bank, as administrative agent, and the several banks and other financial institutions and lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: June 25, 2013	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description
10.44

Third Amendment to Amended and Restated Credit Agreement and First Amendment to Guaranty and Security Agreement, dated as of June 21, 2013, by and among Steiner U.S. Holdings, Inc., SunTrust Bank, as administrative agent, and the several banks and other financial institutions and lenders thereto.